UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 11, 2012

Omni Bio Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5350 South Roslyn, Suite 430, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

(303) 867-3415

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2012, Omni Bio Pharmaceutical, Inc. (the “Company”) conducted the initial closing on the sale of Units in a private placement transaction (the “Private Placement”). Each Unit has a purchase price of $1.00 and is comprised of a Senior Secured Convertible Promissory Note with a principal amount of $1.00 that is convertible into one share of Omni’s common stock at a price of $1.00 per share and a warrant that is exercisable at $1.50 per share through May 18, 2017.

On June 11, 2012, the Company conducted the third closing under the Private Placement, pursuant to which the Company entered into subscription agreements for the purchase of 225,000 Units for an aggregate subscription price of $225,000. After deducting offering expenses, including commissions and expenses paid to the placement agent, net proceeds to the Company from such sales totaled approximately $202,500. Upon the completion of the third closing under the Private Placement, the Company has raised total gross proceeds of $912,500 and net proceeds of approximately $810,000. The aggregate amount of the Private Placement is $2.0 million, and additional closings must be completed on or before June 30, 2012.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02. The Units are being issued in a private placement exempt from registration pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and constitute “restricted securities” under Rule 144 of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.
Date: June 12, 2012

By: /s/ Robert C. Ogden
Robert C. Ogden
Chief Financial Officer

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